PHILADELPHIA INSURANCE COMPANIES ADDITIONAL SUPPLEMENTAL INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 2006 (IN THOUSANDS)
NET LOSS AND LOSS ADJUSTMENT EXPENSES:

	Net Incurred Loss and Loss Adjustment Expenses		(1) Net Paid Loss and Loss Adjustment Expenses
	For The Three Months Ended		For The Three Months Ended
	March 31,		March 31,
PRODUCTS	2006	2005	2006	2005
COMMERCIAL LINES	$110,798	$90,297	$62,676	$56,508
SPECIALTY LINES	26,819	25,832	14,454	12,209
PERSONAL LINES	6,048	10,342	5,191	6,450

TOTAL	$143,665	$126,471	$82,321	$75,167

WHOLE ACCOUNT NET QUOTA SHARE REINSURANCE COMMUTATIONS	0	0	(31,804)	(64,283)

TOTAL NET LOSS AND LOSS ADJUSTMENT EXPENSES	$143,665	$126,471	$50,517	$10,884

Net Loss & Lae Reserves @ March 31, 2006		$1,034,143

Taxable Equivalent Yield @ March 31, 2006		5.0%

Portfolio Duration @ March 31, 2006		4.2 yrs

Book Value Per Common Share @ March 31, 2006		$12.52

Shares Repurchased During the Three Months Ended March 31, 2006		0

(1)	During February 2006 and 2005, the Company entered into Reinsurance Commutation and Release Agreements effective as of January 1, 2006 and 2005 with respect to the 2004 and 2003 Whole Account Net Quota Share Reinsurance contracts. As a result of these commutations, the Company increased its Net Unpaid Loss and Loss Adjustment Expenses and decreased its Net Paid Loss and Loss Adjustment Expenses by $31.8 million and $64.3 million for the three months ended March 31 2006 and 2005, respectively.